                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13E-3

                        RULE 13e-3 TRANSACTION STATEMENT
           UNDER SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)

                                  HEMOSOL INC.
    ------------------------------------------------------------------------
                              (Name of the Issuer)

                                  HEMOSOL INC.
                                    MDS INC.
                          MDS LABORATORY SERVICES INC.
    ------------------------------------------------------------------------
                       (Names of Persons Filing Statement)

                                  COMMON SHARES
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    42369K102
    ------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

     LEE D. HARTWELL            PETER E. BRENT                 BRADLEY G. LEGGE
      HEMOSOL INC.                 MDS INC.               MDS LABORATORY SERVICES INC.
2585 MEADOWPINE BOULEVARD   100 INTERNATIONAL BOULEVARD   100 INTERNATIONAL BOULEVARD
  MISSISSAUGA, ONTARIO         TORONTO, ONTARIO                 TORONTO, ONTARIO
     CANADA L5N 8H9             CANADA M9W 6J6                 CANADA M9W 6J6
      905-286-6200               416-675-6777                     416-675-6777

    ------------------------------------------------------------------------
          (Name, Address and Telephone Numbers of Person Authorized to
  Receive Notices and Communications on Behalf of the Persons Filing Statement)

                           Copy of communications to:

        JEFFREY NADLER, ESQ.                   CHRISTOPHER W. MORGAN, ESQ.
     WEIL, GOTSHAL & MANGES LLP         SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
          767 FIFTH AVENUE                     222 BAY STREET, SUITE 1750
      NEW YORK, NEW YORK 10153                     TORONTO, ONTARIO
            212-310-8000                            CANADA M5K 1J5
                                                     416-777-4700

This Statement is filed in connection with:

a. / / The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b. / / The filing of a registration statement under the Securities Act of 1933.

c. / / A tender offer.

d. /X/ None of the above.

Check the following box if the soliciting material or information statement referred to in checking box (a) are preliminary copies: / /

Check the following box if the filing is a final amendment reporting the results of the transaction: / /

                            CALCULATION OF FILING FEE

       Transaction Valuation*                   Amount of Filing Fee**
           $3,478,219.04                              $696.00

* Estimated solely for purposes of computing the filing fee. The transaction valuation was based on the product of (i) the 7% equity interest in Hemosol being acquired by MDS pursuant to the Arrangement described herein (equal to 3,930,191 shares based on 56,145,582 Hemosol common shares outstanding as of March 10, 2004), and (ii) $0.885, the average of the high and low prices reported for Hemosol common shares on the Nasdaq National Market on March 17, 2004.

** The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, equals 1/50 of 1% of the transaction valuation.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $696.00     Form or Registration No.: Rule 13E-3 Transaction Statement on Schedule 13E-3
Filing Party: Hemosol Inc., MDS Inc. and MDS Laboratory Services Inc.                 Date Filed: March 19, 2004

            This Amendment No. 2 ("Amendment No. 2") is being filed by (i) Hemosol Inc. ("Hemosol"), a corporation existing under the Business Corporations Act (Ontario), as amended (the "OBCA"), (ii) MDS Inc. ("MDS"), a corporation existing under the OBCA, and (iii) MDS Laboratory Services Inc. ("MDS Subco" and, together with Hemosol and MDS, the "Filing Persons"), a corporation existing under the OBCA and a wholly-owned subsidiary of MDS, and amends the Rule 13e-3 Transaction Statement on Schedule 13E-3 (as so amended by Amendment No. 1 and this Amendment No. 2, the "Transaction Statement") filed pursuant to
Section 13(e) of the Securities Exchange Act of 1934, as amended, by the Filing Persons on March 19, 2004 and amended by Amendment No. 1 on April 5, 2004.

            The Transaction Statement relates to a proposed arrangement involving Hemosol, its securityholders and MDS, upon the terms and conditions provided for in the Arrangement Agreement, attached as Exhibit (d)(i) to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed by the Filing Persons on March 19, 2004.

ITEM 16. EXHIBITS.

Regulation M-A
Item 1016

(a)(2)(a)       Press Release of Hemosol, dated February 12, 2004*

(a)(2)(b)       Press Release of MDS, dated February 12, 2004*

(a)(3)(i) Notice of Annual and Special Meeting and Management Information Circular of Hemosol Inc., dated March 10, 2004*

(a)(3)(ii)      Form of Proxy for Shareholders*

(a)(3)(iii)     Form of Proxy for Eligible Convertible Securityholders*

(a)(5)(i) Audited consolidated balance sheets of Hemosol as at December 31, 2003 and 2002 and the accompanying audited consolidated statements of loss, deficit and cash flows for each of the years in the three-year period ended December 31, 2003, including the notes thereto and the report of the auditors thereon*

(a)(5)(ii)      Annual Information Form of Hemosol, dated May 27, 2003*

(a)(5)(iii) Balance Sheet of New Hemosol and the report of the auditors thereon (incorporated herein by reference to Annex H of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit (a)(3)(i))*

(a)(5)(iv) Pro Forma Financial Statements for New Hemosol (incorporated herein by reference to Annex I of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit
                (a)(3)(i))*

(a)(5)(v) Pro Forma Financial Statements for Labco (incorporated herein by reference to Annex J of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit (a)(3)(i))*

(b)             Not applicable.

(c)(i) Fairness Opinion by KPMG to the Independent Committee of the Board of Directors of Hemosol Inc., dated February 11, 2004 (incorporated herein by reference to Annex E of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit (a)(3)(i))*

(c)(ii)         Draft Materials for KPMG financial presentation to the Hemosol
                Board*

(c)(iii)        PwC Draft Report*

(d)(i) Arrangement Agreement, dated as of February 11, 2004, between Hemosol and MDS (incorporated herein by reference to Annex D of the Notice of

                Annual and Special Meeting and Management Information Circular (Exhibit (a)(3)(i))*

(d)(ii)         Form of Blood Products Contribution Agreement**

(d)(iii) Blood Products Partnership Agreement (incorporated herein by reference to Exhibit 5 to Annex D of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit
                (a)(3)(i))*

(d)(iv)         Blood Products Security Agreements***

(d)(v)          BPP Guarantee****

(d)(vi)         Form of Escrow Agreement**

(d)(vii) Amended and Restated Stock Option Plan of Hemosol, dated December 7, 2000*

(d)(viii)       Hemosol Stock Option Plan Amendment*

(d)(ix) Warrant Indenture, dated November 28, 2003, between Hemosol and Computershare*

(d)(x)          Labco Indemnity Agreement (incorporated herein by reference to
                Exhibit 12 to Annex D of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit (a)(3)(i))*

(d)(xi)         Form of Labs Contribution Agreement**

(d)(xii)        Labs Management Agreement (incorporated herein by reference to
                Exhibit 8 to Annex D of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit (a)(3)(i))*

(d)(xiii)       Labs Partnership Agreement (incorporated herein by reference to
                Exhibit 7 to Annex D of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit (a)(3)(i))*

(d)(xiv) Letter of Understanding between MDS and Hemosol, accepted and agreed to by Hemosol on October 31, 2003, as amended*

(d)(xv)         MDS Guarantee*

(d)(xvi)        MDS Indemnity Agreement (incorporated herein by reference to
                Exhibit 13 to Annex D of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit (a)(3)(i))*

(d)(xvii) Memorandum of Understanding between MDS and Hemosol, dated October 22, 2002, as amended on December 23, 2003*

(d)(xviii)      New Hemosol MOU***

(d)(xix) New Hemosol Stock Option Plan (incorporated herein by reference to Annex F of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit (a)(3)(i))*

(d)(xx) Warrant Certificate, dated November 22, 2002, relating to the Tranche A Warrants*

(d)(xxi)        Partnership Interest Transfer Agreement***

(d)(xxii)       Consent of Ernst & Young LLP*

(f)             Not applicable

(g)             Not applicable


----------
*     Previously filed.

**    Filed herewith.

***   To be filed by amendment.

****  Not applicable.

                                    SIGNATURE

            After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 19, 2004


                                   HEMOSOL INC.


                                   By: /s/ LEE D. HARTWELL
                                       -----------------------------------------
                                       Name:  Lee D. Hartwell
                                       Title: President, Chief Executive Officer
                                              and Chief Financial Officer

                                   MDS INC.


                                   By: /s/ PETER E. BRENT
                                       -----------------------------------------
                                       Name:  Peter E. Brent
                                       Title: Senior Vice President, General
                                              Counsel and Corporate Secretary

                                   MDS LABORATORY SERVICES INC.


                                   By: /s/ BRADLEY G. LEGGE
                                       -----------------------------------------
                                       Name:  Bradley G. Legge
                                       Title: Director

                                  EXHIBIT INDEX

EXHIBIT         DESCRIPTION
-------         -----------

(a)(2)(a)       Press Release of Hemosol, dated February 12, 2004*

(a)(2)(b)       Press Release of MDS, dated February 12, 2004*

(a)(3)(i) Notice of Annual and Special Meeting and Management Information Circular of Hemosol Inc., dated March 10, 2004*

(a)(3)(ii)      Form of Proxy for Shareholders*

(a)(3)(iii)     Form of Proxy for Eligible Convertible Securityholders*

(a)(5)(i) Audited consolidated balance sheets of Hemosol as at December 31, 2003 and 2002 and the accompanying audited consolidated statements of loss, deficit and cash flows for each of the years in the three-year period ended December 31, 2003, including the notes thereto and the report of the auditors thereon*


(a)(5)(ii)      Annual Information Form of Hemosol, dated May 27, 2003*

(a)(5)(iii) Balance Sheet of New Hemosol and the report of the auditors thereon (incorporated herein by reference to Annex H of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit (a)(3)(i))*

(a)(5)(iv) Pro Forma Financial Statements for New Hemosol (incorporated herein by reference to Annex I of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit
                (a)(3)(i))*

(a)(5)(v) Pro Forma Financial Statements for Labco (incorporated herein by reference to Annex J of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit (a)(3)(i))*

(b)             Not applicable.

(c)(i) Fairness Opinion by KPMG to the Independent Committee of the Board of Directors of Hemosol Inc., dated February 11, 2004 (incorporated herein by reference to Annex E of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit (a)(3)(i))*

(c)(ii)         Draft Materials for KPMG financial presentation to the Hemosol
                Board*

(c)(iii)        PwC Draft Report*

(d)(i) Arrangement Agreement, dated as of February 11, 2004, between Hemosol and MDS (incorporated herein by reference to Annex D of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit (a)(3)(i))*

(d)(ii)         Form of Blood Products Contribution Agreement**

(d)(iii) Blood Products Partnership Agreement (incorporated herein by reference to Exhibit 5 to Annex D of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit
                (a)(3)(i))*

(d)(iv)         Blood Products Security Agreements***

(d)(v)          BPP Guarantee****

(d)(vi)         Form of Escrow Agreement**

(d)(vii) Amended and Restated Stock Option Plan of Hemosol, dated December 7, 2000*

(d)(viii)       Hemosol Stock Option Plan Amendment*

(d)(ix) Warrant Indenture, dated November 28, 2003, between Hemosol and Computershare*

(d)(x)          Labco Indemnity Agreement (incorporated herein by reference to
                Exhibit 12 to Annex D of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit (a)(3)(i))*

(d)(xi)         Form of Labs Contribution Agreement**

(d)(xii)        Labs Management Agreement (incorporated herein by reference to
                Exhibit 8 to Annex D of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit (a)(3)(i))*

(d)(xiii)       Labs Partnership Agreement (incorporated herein by reference to
                Exhibit 7 to Annex D of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit (a)(3)(i))*

(d)(xiv) Letter of Understanding between MDS and Hemosol, accepted and agreed to by Hemosol on October 31, 2003, as amended*

(d)(xv)         MDS Guarantee*

(d)(xvi)        MDS Indemnity Agreement (incorporated herein by reference to
                Exhibit 13 to Annex D of the Notice of Annual and Special Meeting and Management

                Information Circular (Exhibit (a)(3)(i))*

(d)(xvii) Memorandum of Understanding between MDS and Hemosol, dated October 22, 2002, as amended on December 23, 2003*

(d)(xviii)      New Hemosol MOU***

(d)(xix) New Hemosol Stock Option Plan (incorporated herein by reference to Annex F of the Notice of Annual and Special Meeting and Management Information Circular (Exhibit (a)(3)(i))*

(d)(xx) Warrant Certificate, dated November 22, 2002, relating to the Tranche A Warrants*

(d)(xxi)        Partnership Interest Transfer Agreement***

(d)(xxii)       Consent of Ernst & Young LLP*

(f)             Not applicable

(g)             Not applicable

----------
*     Previously filed.

**    Filed herewith.

***   To be filed by amendment.

****  Not applicable.